Exhibit 99.1
AMETEK Announces Agreement to Acquire Indicor Instrumentation
Berwyn, Pa., May 6, 2026 - AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire a portfolio of instrumentation businesses from Indicor, LLC (“Indicor Instrumentation”) in an all‑cash transaction valued at approximately $5.0 billion.
Indicor Instrumentation is a group of leading businesses that design and manufacture mission critical solutions for demanding industrial and scientific applications. Its products serve customers across attractive end markets that align closely with AMETEK’s existing portfolio and generate a substantial base of recurring revenue from consumables, services, and aftermarket support.
“Indicor is an exceptional fit for AMETEK,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “In a single transaction, we are adding a high-quality group of businesses with differentiated technologies, strong market positions, and attractive growth prospects. We see meaningful potential to create value through integration into AMETEK’s operating model.”
Indicor Instrumentation generates approximately $1.1 billion in annual sales and has profitability levels consistent with AMETEK. Following closing of the transaction, the businesses will be integrated into AMETEK’s Electronic Instruments Group (EIG) and Electromechanical Group (EMG) based on product offerings and market alignment.
AMETEK plans to fund the acquisition through borrowings under its existing credit facility and new debt issuance. The transaction is subject to customary closing conditions, including applicable regulatory approvals, and is expected to close in the second half of 2026.
AMETEK will host a conference call to discuss the acquisition at 8:00 a.m. Eastern Time on May 6, 2026. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.
Corporate Profile:
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247